Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

J-Long Group Limited:

We hereby consent to the incorporation by reference in the Registration Statement (to be filed on November 13, 2026) on Form F-3 with the U.S. Securities and Exchange Commission of J-Long Group Limited and its subsidiaries (the “Company”) of our report dated July 28, 2026, relating to our audits of the consolidated financial statements as of March 31, 2026 and 2025, and for each of the three years in the period ended March 31, 2026, which appears in the Company’s Annual Report on Form 20-F for the year ended March 31, 2026.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 13, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us